EXHIBIT 10.9

FEE AGREEMENT

        In consideration of the covenants contained herein, the undersigned hereby agree to the terms and conditions of this Fee Agreement (Agreement) as follows: INFODATA SYSTEMS INC. (Assignor), and COMMERCE FUNDING CORPORATION (Assignee), agree that for the Term and pursuant to the terms and conditions set forth below, the Assignor shall deal with Assignee exclusively in the sale, assignment and factoring of Assignor’s accounts receivable. During the Term of this Agreement, the Assignee and Assignor agree to be bound by the terms and conditions of this Agreement and of the ASSIGNMENT AND TRANSFER OF RECEIVABLES AGREEMENT (Assignment Agreement), dated May 7, 2002, and as may be executed from time to time in the future during the Term of this Agreement, which Assignment Agreement(s) is/are incorporated herein by reference.

Term: The Term of this Agreement shall be for 12 months.

Commencement of Term: The Term shall commence upon the date of final acceptance of this Agreement by Commerce Funding Corporation.

Renewal of Term: The Term will automatically renew for successive one year periods unless cancelled by Assignor thirty days prior to the last day of the existing Term.

Percentage of Debt: Up to 85% of the eligible Federal Government accounts; and Up to 80% if the eligible commercial accounts.

Discretionary Facility Amount: Assignee at its sole discretion will make available to Assignor fundings up to an amount not to exceed $1,000,000 (One Million Dollars). Transaction Fees: In further consideration for the purchase and financing of Accounts Receivable, Assignor agrees to pay Assignee the following fees, subject to increases in the Prime Rate:

    a.        Interest — A fee is to be paid semi-monthly at the Prime Rate (as reported in the Wall Street Journal), plus 1.25 percent, based on a 360 day year on the average principal balance outstanding.

    b.        Processing — A fee is to be paid at the rate of .65% for the first 30-day period or part thereof, on gross invoice amounts. This fee will be prorated beginning the 31st day.

        Notwithstanding the above, in any given month, the Interest and Processing Fees shall be subject to a Monthly Minimum charge of $1,000, which may be deducted from payments otherwise due Assignor.

    c.        Wire Transfer — A fee is to be paid for each wire transfer . The current rate is $25 per wire, which may change from time to time.

    d.        Record Searches — A fee is to be paid for each search of state and county records with respect to Federal Tax Liens, Uniform Commercial Code filings and corporate good standing status. Said searches are conducted periodically and average approximately $45, with the actual fee being determined by location of the Assignor’s recording jurisdiction.

    e.        Examination — A fee is to be paid for each records inspection at the rate of $500 per day plus out of pocket travel expenses related thereto, for the conduct of an audit, examination or verification of Assignor’s books and records by Assignee or its designated agent.

    f.        Advances — Fees will be paid on each Advance equal to the Interest fee stated above applied to the Advance amount plus the Processing fee above applied to the quotient resulting from the Advance amount divided by the Percentage of Debt stated above, plus an additional fee of .5% of the quotient above, which additional fee will be deducted from the advance at the time it is made.

Termination:

By Assignor — The Assignor may terminate this Agreement upon written notice, which termination shall take effect 30 days after receipt by Assignee or its agents or representatives. If the Assignor terminates this Agreement before the expiration of the current Term, Assignor shall be liable for Termination Fees as set forth below.

By Assignee: The Assignee may terminate this Agreement upon written notice, which notice shall take effect 30 days after receipt by Assignor or its agents or representatives. Upon termination, all amounts outstanding are due and payable.

        Notwithstanding the above, Assignee may terminate this Agreement at its discretion at any time if Assignor commits an Event of Default as set forth in the Assignment Agreement, or if there is no new sale of Accounts Receivable on the account for 90 consecutive days. Upon said termination, Assignee shall have the right to setoff against any outstanding Invoice, Holdback or Exchange Item, for the collection of any monies owed Assignee including without limitation all Transaction and Termination Fees, and Assignee shall have the authority to exercise all of its rights as set forth in the Assignment Agreement. Termination Fees:

        In the event Assignor terminates this Fee Agreement before the expiration of the current Term, it shall pay a Termination Fee to Assignee of $3,000. When Agreement Becomes Binding:

        Neither this Agreement nor any other transaction related to this Agreement shall be deemed accepted or constitute an offer or be binding upon Assignee until it is accepted and executed by Assignee’s authorized officer at its principal office in Vienna, Virginia.

Government Contract Proviso:

        It is understood that if the underlying contract(s) from which the account receivables are derived are government contracts (i.e., subject to 31 U.S.C., Section 3727 or 41 U.S.C., Section 15), the terms “sale,” “factoring,” “purchase,” or “financing” contained in this Fee Agreement shall be replaced with the appropriate form of the term “assignment” contained in 31 U.S.C., Section 3727 or 41 U.S.C., Section 15.

ASSIGNOR	ASSIGNEE
INFODATA SYSTEMS INC	COMMERCE FUNDING CORPORATION
By: __________________________________	By: __________________________________
Name: ________________________________	Name: ________________________________
Title:________________________________	Title:________________________________
Date:_________________________________	Date:_________________________________
Sworn and Subscribed Before	Sworn and Subscribed Before
Me _____________________, 2003	Me _____________________, 2003
Notary Public	Notary Public
My Commission Expires:	My Commission Expires: